Exhibit 99.1

NEXMED REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Provides Operational Highlights

East Windsor, NJ, November 14, 2007 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced financial and operational results for the third quarter ended September 30, 2007. Highlights include:

•	NexMed filed U.S. NDA in September and Canadian NDS in October for its Topical Erectile Dysfunction Product
•	NexMed Licenses ED Product to Warner Chilcott
•	Hem Pandya appointed Chief Operating Officer
•	Company strengthens cash reserves by entering into $3 million long term mortgage note on its East Windsor, NJ facility.

For the three months ended September 30, 2007, the net loss was $2,062,378, or $0.02 per basic and diluted share based on 82,700,287 weighted average shares outstanding. This compares to a net loss of $1,987,835 or $0.03 per basic and diluted share based on 66,643,197 weighted average shares outstanding in the same period of 2006.

Conference Call
NexMed’s 2007 third quarter conference call is scheduled for Thursday, November 15, 2007 at 10:00 a.m. EST. At that time, management will review, among other things, 2007 third quarter financial results, its recently signed licensing agreement with Warner Chilcott, as well as the status of its other products in the pipeline. The Company filed its 10-Q for the quarter ended September 30, 2007 on November 14, 2007. The call can be accessed in the U.S. by dialing 877-407-8031 and outside of the U.S. by dialing 201-689-8031and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 262460 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=123254. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. NexMed’s novel, onychomycosis treatment, licensed to Novartis, is currently in pivotal Phase 3 trials in the U.S. and Europe. NexMed’s pipeline also includes its alprostadil treatment for erectile dysfunction, a Phase 2 treatment for female sexual arousal disorder, and an early stage treatment for psoriasis. For further information about the Company, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to maintain reduced expenditures, enter into partnering agreements, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com